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                                                               EXHIBIT 99.01



March 22, 2002


Jonathan G. Katz
Secretary
U.S. Securities and Exchange Commission
Judiciary Plaza
450 5th Street, N.W.
Washington, D.C. 20549

Re:      Confirmation of Receipt of Assurances from Arthur Andersen LLP

Dear Mr. Katz:

Arthur Andersen LLP has audited the consolidated balance sheets of Southwest Gas Corporation and subsidiaries ("the Company") as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001 and has issued its report thereon dated February 8, 2002.

Please be advised that Arthur Andersen has represented that the audit was subject to its quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Arthur Andersen personnel working on the audit, and availability of national office consultation. Availability of personnel at foreign affiliates of Arthur Andersen is not relevant to this audit.

Please contact me if you have any questions regarding this matter.

                                         Respectfully submitted,

                                     /s/ Edward A. Janov
                                     -------------------------------------------
                                         Edward A. Janov
                                         Vice President/Chief Accounting Officer